Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT by and between Capital One Financial Corporation (the “Parent”) and J. Herbert Boydstun (the “Executive”) is dated as of the 6th day of March, 2005 (the “Agreement”).

Simultaneous with the execution of this Agreement, the Parent and Hibernia Corporation (the “Company”) entered an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which the Company will merge with and into the Parent (the “Merger”) and the Parent will be the surviving corporation in the Merger.

The Company and the Parent have determined that it is in the best interests of the Company and the Parent and their respective shareholders to assure that the Company will have the continued dedication of the Executive pending consummation of the Merger and that the Parent will have the dedication of the Executive following consummation of the Merger with respect to the Branch Banking Business (as defined below). Therefore, in order to accomplish these objectives, the Executive and the Parent desire to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Effective Date; Termination of Prior Agreements. (a) The “Effective Date” shall mean the date on which the “Effective Time” (as defined in the Merger Agreement) of the Merger occurs. In the event that the Effective Time shall not occur, this Agreement shall be null and void ab initio and of no further force and effect. All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement. For purposes of this Agreement, the term “affiliated companies” shall include any entity, whether or not incorporated, controlled by, controlling or under common control with the Parent.

(b) At the Effective Time, the Employment Agreement by and among the Executive, the Company and Hibernia National Bank, dated as of December 11, 2002, as the same may have been amended (the “Employment Agreement”) and the Change of Control Agreement, dated as of May 9, 2002, by and between the Executive and the Company, as the same may have been amended (the “Change of Control Agreement” and, together with the Employment Agreement, the “Prior Agreements”) and any and all liabilities, rights and obligations of all parties thereunder shall automatically terminate in their entirety without the requirement of any action of any party to any such Prior Agreement.

2. Employment Period. The Parent hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment with the Parent, in each case, on and subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and, unless sooner terminated in accordance with Section 4 hereof, ending on the third anniversary thereof (such third anniversary date, the “Scheduled Expiration Date,” and the period of the Executive’s employment hereunder, the “Employment Period”).

3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall serve as the highest ranking executive of the Branch

Banking Business, with such duties and responsibilities as are consistent with such position, and shall report directly and exclusively to the Chief Executive Officer of the Parent, provided that the Executive shall report to the Board of the Directors of the Parent or any committee thereof (the “Board”) from time to time as the Board may request. The term “Branch Banking Business” means the consumer, commercial and other branch banking business of the Parent or any affiliated company conducted in the United States, including any such business that is acquired by the Parent or an affiliated company after the Effective Date; provided that the Branch Banking Business does not include any Non-Branch Business (as defined below), except that the Branch Banking Business may conduct the same types of businesses as those conducted by a Non-Branch Business or offer the same types of products as those offered by a Non-Branch Business until such time as the Parent, in its discretion after consultation with the Executive, determines to consolidate such business or product of the Branch Banking Business with any business conducted by the Parent or an affiliated company outside of the Branch Banking Business. The term “Non-Branch Business” means any of the following businesses which may be conducted by the Parent or any affiliated company: automobile lending business, credit card business, home mortgage lending business, home equity business, insurance brokerage business, direct small business lending business, installment loan business, or the business of Capital One Savings.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Parent and its affiliated companies and, to the extent necessary to discharge the duties and responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such duties and responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments; provided that (x) no such activity, alone or together with any other activity of the Executive, materially interferes with the performance of the Executive’s duties or responsibilities under this Agreement and (y) such activity or activities of the Executive are in compliance with all applicable employment, ethical and legal compliance policies of the Parent and its affiliated companies and the provisions of Section 7 of this Agreement.

(b) Compensation (i) Effective Date Payment. As soon as practicable, but not later than three business days, following the Effective Time, the Parent shall pay to the Executive in cash in a lump sum the amounts that would have been payable to the Executive under Sections 1(a)(1) through (4) and Section 2(a) of the Change of Control Agreement had the Executive’s employment been terminated pursuant to Section 1(a)(i)(A) of the Change of Control Agreement immediately following the Effective Time, determined and calculated without giving effect to any term or provision of this Agreement.

(ii) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of not less than $700,000 payable in accordance with the Parent’s normal payroll policies. The Executive’s Annual Base Salary shall be reviewed for increase at least annually by the Board pursuant to its normal performance review policies for senior executives. Annual Base Salary shall not be reduced after any increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased, if applicable.

(iii) Annual Bonus. With respect to each fiscal year of the Parent ending during the Employment Period, the Executive shall receive an annual bonus (“Annual Bonus”) of not less than $600,000 and the Executive shall be eligible to earn a target Annual Bonus of $1,000,000 (the “Reference Bonus”). The actual Annual Bonus for any fiscal year, which could be higher or lower than the Reference Bonus, shall be based on attainment of performance goals established for such fiscal year by the Board under the annual incentive compensation plan of the Parent applicable to its senior executives; provided that the Annual Bonus payable to the Executive under the annual incentive compensation plan of the Parent applicable to its senior executives for the 2005 fiscal year shall be a pro-rated amount equal to (x) the Annual Bonus that would have been payable to the Executive for the full 2005 fiscal year in accordance with this Section 4(b)(iii), multiplied by (y) a fraction, the numerator of which is the number of days in the period beginning on the Effective Date and ending on the last day of the 2005 fiscal year of Parent (or, if earlier, the Date of Termination) and the denominator of which is 365.

(iv) Long-Term Incentives. On the Effective Date, any equity-based awards granted to the Executive and outstanding as of the Effective Date, to the extent then-unvested, shall vest and become free of restrictions immediately. For each fiscal year of the Parent during the Employment Period, the Executive shall be eligible for the grant of equity compensation awards having a target aggregate value of $2,300,000 (the value of each such award to be determined as of the date of grant of the award in accordance with the Parent’s normal valuation method for equity compensation grants) and otherwise on terms and conditions no less favorable than the those provided to similarly situated executives of the Parent, provided that (A) in no event shall any such grants provide for a vesting schedule beyond the third anniversary of the Effective Date and (B) any stock options granted to the Executive on or following the Effective Date shall, to the extent vested, be exercisable for the remainder of their term, without regard to any provisions relating to earlier termination of the stock options based on termination of employment (except for provisions relating to an earlier termination of stock options or the post-termination period of exercise thereof in the event of the termination of the Executive’s employment by the Parent for Cause or due to his resignation without Good Reason). The actual value of the equity compensation awards granted to the Executive for any such fiscal year, which could be higher or lower than the target value of $2,300,000, shall be determined by the Board on the same basis and with reference to the same performance criteria used by the Board to determine the value of annual equity compensation awards granted to the Parent’s other senior executives for such fiscal year.

(v) Retiree Medical and Dental Benefits. Following the Executive’s termination of employment for any reason other than for Cause, the Executive and his spouse shall be entitled to medical and dental benefits for their respective lives, at the sole cost of the Parent, that are (x) no less favorable than the medical and dental benefits provided to the Executive and his spouse under the medical and dental plans of the Parent immediately prior to the termination of the Executive’s employment and (y) in the aggregate, are materially comparable to the medical and dental benefits provided to the Executive immediately prior to the Effective Date under the medical and dental plans of the Company (the “Retiree Medical Benefits”).

(vi) SERP Benefit. Commencing on the later of the Scheduled Expiration Date or the date of termination of the Executive’s employment with the Parent (or such later date as may be required to comply with the provisions of Section 409A of the Code) (the “SERP Start Date”) and continuing for the life of the Executive, the Executive shall be entitled to receive an annual cash retirement income benefit (the “SERP Benefit”) equal to the excess of (x) $600,000 over (y) the actuarial equivalent, payable in the form of a single life annuity to the Executive commencing on the SERP Start Date, of the sum of (I) the cash value, as of the SERP Start Date, of the insurance policy maintained for the Executive in connection with the Executive Bonus Insurance Plan, (II) the amounts credited as of the SERP Start Date to the accounts of the Executive under the Company Non-Qualified Target Benefit Plan, the Supplemental Stock Compensation Plan for Key Management Employees, the Employee Stock Ownership Plan of the Company and employer contribution credits under the Non-Qualified Deferred Compensation Plan for Key Management Employees (collectively, the “Offset Plans”), (III) the amounts, if any, paid or otherwise distributed to or on behalf of the Executive in respect of the cash value of such insurance policy or under any Off-Set Plan prior to the SERP Start Date, valued as of the date of payment or other distribution, plus interest, and (IV) 50% of the Executive’s social security income benefit ; provided, however, that the Executive shall not be entitled to payment of the SERP Benefit (A) to the extent that the Executive exercises his right to receive payment of any portion of his accrued account balances or accrued benefit under any defined contribution or defined benefit savings or retirement plan of the Company or any subsidiary thereof in connection with the Merger, whether or not as a result thereof, the Executive forfeits any portion of such account balances or accrued benefit, or (B) in the event that the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason (as defined below).]

(vii) Life Insurance. During the Employment Period and, provided the Executive’s employment with the Parent is not terminated by the Parent for Cause or by the Executive other than for Good Reason, thereafter until the Executive attains the age of 65, the Parent shall maintain whole life insurance coverage on the life of the Executive, at no cost to the Executive, providing a death benefit equal to the death benefit provided to the Executive by the Company immediately prior to the Effective Date (the “Life Insurance Benefits”).

(viii) Other Employee Benefits. During the Employment Period, the Executive and/or the Executive’s family and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under all other compensation and benefits plans, including without limitation, all savings and retirement plans that are tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), plans that are supplemental to any such tax-qualified plans, and welfare benefit plans, practices, policies and programs provided by the Parent (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, accidental death, travel accident insurance, sick leave and vacation plans, practices, policies and programs), other than any such plans, practices, policies or programs providing life insurance coverage, on a basis that is no less favorable than those generally applicable or made available by the Parent to other senior executives of the Parent. During the Employment Period, the Executive shall participate in fringe benefit and perquisite plans, practices, policies and programs (including, without limitation, expense reimbursement plans, practices, policies and programs) on a basis that is no less favorable than those generally applicable or made available by the Company to the Executive prior to the Effective Date to the extent consistent with the past practices of the Company and the Executive with respect to such fringe benefits and perquisites.

4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Parent determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Parent shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Parent on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Parent or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Parent may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean the Executive:

(i) has committed an intentional act of fraud, embezzlement or theft in the course of his employment or otherwise engaged in any intentional misconduct which is materially injurious to the financial condition or business reputation of the Parent or any of its affiliated companies; or

(ii) has committed intentional damage to the property of the Parent or any of its affiliated companies or committed intentional wrongful disclosure of Confidential Information (as defined below) which is materially injurious to the financial condition or business reputation of the Parent or any of its affiliated companies; or

(iii) been convicted with no further possibility of appeal or entered a guilty or nolo contendre plea with respect to a crime within the meaning of Sections 4(b)(i) and 4(b)(ii) or a crime involving moral turpitude or been convicted with no further possibility of appeal or entered a guilty plea with respect to any felony; or

(iv) willful and substantial refusal to perform the essential duties of his position (occasioned by reason other than Disability of the Executive) which has not been cured within 30 days after written notice of the breach by the Parent to Executive specifying the nature of the breach; or

(v) committed a material breach of his obligations under Section 7 of this Agreement which has not been cured within 30 days after written notice of the breach by the Parent to the Executive specifying the nature of the breach; or

(vi) intentionally, recklessly or negligently violated any code of ethics, code of conduct, or equivalent code or policy of the Parent applicable to the Executive; or

(vii) intentionally, recklessly or negligently violated any provision of The Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provisions.

No act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive in bad faith and without reasonable belief by the Executive that his action or omission was in the best interest of the Parent. The Parent may terminate the Executive’s employment under this Agreement on account of Cause by action of the Board, acting in good faith. The Board shall provide written notice to the Executive of such termination, which notice shall (1) indicate the specific termination provision in this Agreement relied upon and (2) include a description of the specific reasons for the determination of Cause. The Executive shall have the opportunity to appear before the Board, with or without legal representation, within 30 days after receipt of such notice, to present arguments and evidence on his behalf. Following such presentation (or upon the Executive’s failure to appear at such presentation following receipt of notice as provided herein), the Board, by an affirmative vote of not less than ¾ of its members, shall confirm whether the actions or inactions of the Executive constitute Cause hereunder and, if determined to be Cause, the Date of Termination of the Executive for Cause shall be the date on which such vote is obtained (or such later date as determined by the Board). The Parent, by action of the Board, may suspend the Executive’s title and authority, but not the Executive’s pay or benefits, pending the Executive’s opportunity to appear before the Board; such suspension shall not constitute Good Reason under Section 4(c) hereof.

(c) Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive, the Executive’s resignation form employment with the Parent within 30 days following:

(i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including status and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Parent which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Parent within 30 days after receipt of written notice thereof given by the Executive;

(ii) any failure by the Parent to comply with any of the provisions of Section 3(b) of this Agreement, other than any failure which is remedied by the Parent within 30 days after receipt of written notice thereof given by the Executive;

(iii) any requirement by the Parent that the Executive’s services be rendered primarily at a location or locations other than within a 50 mile radius of New Orleans, Louisiana, subject to travel reasonably necessary in the exercise of his duties under this Agreement; or

(iv) any failure by the Parent to comply with Section 8(c) of this Agreement.

(d) Notice of Termination. Any termination by the Parent for Cause, or by the Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Parent to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Parent, respectively, hereunder or preclude the Executive or the Parent, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Parent’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Parent for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Parent other than for Cause or Disability, the Date of Termination shall be the date on which the Parent notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5. Obligations of the Parent upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Parent shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason, provided that Executive executes a general release of claims in form and substance satisfactory to the Parent and does not revoked such release as permitted under the terms of such release:

(i) the Parent shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination (or such later date as may be required to comply with the provisions of Section 409A of the Code) the aggregate of the following amounts:

A. the sum of (1) the Executive’s accrued but unpaid Annual Base Salary and any accrued but unpaid vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Parent as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Parent policy, and (3) the

Executive’s Annual Bonus payable for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3), shall be hereinafter referred to as the “Accrued Obligations”); and

B. the product of (1) the Reference Bonus and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); and

C. the product of (1) the sum of (x) the Executive’s Annual Base Salary and (y) the Reference Bonus and (2) a fraction, the numerator of which is the number of days from the Date of Termination through the Scheduled Expiration Date and the denominator of which is 1095; and

(ii) any equity-based awards granted to the Executive and outstanding as of the Date of Termination shall vest and, subject to Section 9(d), become free of restrictions immediately, any stock options granted to the Executive and outstanding as of the Date of Termination shall be exercisable for the remainder of their term, without regard to any provisions relating to earlier termination of the stock options based on termination of employment (the “Equity Benefits”);

(iii) the Parent shall provide to the Executive and/or his spouse, as applicable, the Retiree Medical Benefits and the Life Insurance Benefits;

(iv) commencing on the third anniversary of the Effective Date, the Parent shall provide to the Executive the SERP Benefits; and

(v) to the extent not theretofore paid or provided, the Parent shall timely pay or provide to the Executive any other amounts or accrued benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Parent and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of the Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) provision of the Retiree Medical Benefits to the Executive’s spouse and (v) provision of the Equity Benefits. Accrued Obligations and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits payable to the Executive’s estate or beneficiary, as applicable, in connection with the Executive’s death (including, without limitation, the Life Insurance Benefits).

(c) Disability. If the Executive’s employment is terminated by the Parent by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of the Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) provision of the Retiree Medical Benefits, (v) provision of the Equity Benefits, (vi) commencing on the Scheduled Expiration Date, provision of the SERP Benefits and (vii) provision of the Life Insurance Benefits. Accrued Obligations and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability benefits.

(c) Cause; Other than for Good Reason; Expiration of Employment Period. If, during the Employment Period, the Executive’s employment shall be terminated by the Parent for Cause or the Executive terminates his employment without Good Reason, or if the Executive’s employment terminates for any reason upon expiration of the Employment Period, this Agreement (other than Sections 7, 8 and 9, which shall survive any termination of this Agreement) shall terminate without further obligations to the Executive other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of the Other Benefits and (iii) except in the event of the termination the Executive’s employment by the Parent for Cause, (x) provision of the Retiree Medical Benefits and (y) provision of the Life Insurance Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, in the event that the Executive’s employment terminates for any reason on the Scheduled Expiration Date, the Executive shall receive the Equity Benefits and, commencing on the Scheduled Expiration Date, the SERP Benefits.

6. Full Settlement. The Parent’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Parent may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Parent agrees to pay as incurred, to the full extent permitted by law, all reasonable legal fees which the Executive may reasonably incur as a result of the Executive’s defense of any litigation initiated by the Parent against the Executive to enforce any provision of this Agreement, other the provisions of Section 7 hereof.

7. Confidential Information; Intellectual Property; Non-Solicit of Employees; Non-Compete. The Executive acknowledges that the execution of this Agreement constitutes consideration for the limitations on activities set forth in this Section 7, the adequacy of which is hereby expressly acknowledged by the Executive. The Executive further acknowledges that his obligations under this Section 7 shall survive the termination or expiration of his employment under this Agreement and the termination or expiration of this Agreement and shall remain operative and in full force and effect for the periods described in this Section 7.

(a) The Parent desires to protect its trade secrets, confidential and proprietary information and business interests. The Parent agrees and the Executive acknowledges that,

during the course of the Executive’s employment with the Parent, the Executive will have access and exposure to trade secrets and confidential and proprietary information regarding the Parent’s business, which, if not maintained as confidential, would threaten the continued viability of the Parent’s business and cause immediate, substantial and irreparable harm to the Parent ‘s business interests. The Parent further agrees and the Executive acknowledges that the Parent will provide the Executive with specialized training, instruction, guidance and/or information regarding the Parent’s confidential and proprietary business operations, methods, plans and/or strategies that would cause immediate, substantial and irreparable harm to the Parent’s business interests if not maintained as confidential. The Executive acknowledges that the Parent is giving him access and exposure to its confidential and proprietary information and trade secrets expressly in exchange for the confidentiality covenants contained in this Agreement, which are ancillary to and for the purpose of enforcing the Executive’s promises to maintain as confidential the Parent’s Confidential Information.

For the purposes of this Agreement, “Confidential Information” means trade secrets, knowledge, data, specialized training, or other information of a secret or confidential nature or otherwise not readily available to members of the general public which concern the business or affairs of the Parent or the Parent’s customers. Confidential Information includes, but is not limited to, information relating to any business entered into by the Parent, such as business plans and strategies, products, work product, test results, discoveries, customer lists, databases, computer programs, frameworks, models, credit policies and practices, collections, repossessions and recoveries policies and practices, and marketing, selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, automobile loan or lease accounts and other accounts relating to consumer products and services.

Both during the Executive’s employment with the Parent and at all times thereafter, the Executive will not use for his own benefit or for the benefit of others, or divulge to others, in any manner whatsoever, any of the Confidential Information, except as expressly authorized in advance and in writing by the Parent during the Executive’s employment and in connection with the ordinary course of the Executive’s employment, and except as may be required by law or legal process. In the event the Executive is requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose the Confidential Information of the Parent, the Executive will immediately notify the Parent of such request and will not disclose any Confidential Information unless and until the Parent has expressly authorized Executive to do so in writing or has had a full opportunity to object to such a request and to litigate the matter.

Upon the termination of the Executive’s employment with the Parent (for whatever reason) or at any other time upon the Parent’s request, the Executive agrees to immediately deliver to the Parent the originals and all copies of all memoranda, notes, documents, business plans, customer lists, computer programs and any other records or property of any kind and in whatever medium received, possessed, used, reviewed, made or compiled by the Executive during the course of his employment with the Parent which contain or constitute Confidential Information. The Executive agrees to provide the Parent with written certification that he has complied with this Section 7(a) upon request from the Parent within ten (10) days of such request.

(b) The Parent owns all Intellectual Property (as defined below) and associated goodwill. All Intellectual Property shall be considered a work made for hire by the Executive on behalf of the Parent. The Executive agrees to assign, and hereby assigns, to the Parent, in consideration of this Agreement and without further consideration or royalty, the ownership in and to all of the Intellectual Property along with all associated goodwill. The Parent shall have the right to own, obtain and hold in its own name all rights, registrations and any other protection or recordation for the Intellectual Property. The Executive acknowledges the Parent’s exclusive right and title in and to the Intellectual Property. The Executive agrees to perform, upon the request of, and at the expense of, the Parent, during or after the Employment Period, such acts as may be necessary or desirable to transfer, perfect and defend the Parent’s ownership and resulting registrations of the Intellectual Property. The Executive agrees not to use or disclose any Intellectual Property to any third party during or after the Employment Period and agrees to return to the Parent any and all Intellectual Property upon expiration of the Employment Period or termination of the Executive’s employment. Notwithstanding the foregoing, the Executive’s agreement to assign all rights in and to any invention to the Parent shall not apply to any invention for which no equipment, supplies, facility or information of the Parent was used and which was developed entirely on the Executive’s own time unless (a) the invention relates (i) to the business of the Parent, or (ii) to the Parent’s actual or anticipated research or development, or (b) the invention results from any work performed by the Executive for the Parent.

For the purposes of this Agreement, “Intellectual Property” shall mean all inventions, discoveries, creations, improvements, techniques, trade secrets, patents (utility or design), works of authorship and any other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, method, plan or strategy concerning the business or interests of the Parent or any of its subsidiaries that the Executive conceives, develops or delivers to the Parent or any of its subsidiaries, in whole or in part, at any time during the Employment Period, including without limitation all rights to copyrights, patents, trademarks, service marks, trade dress and all other intellectual property rights of any kind.

(c) (i) Non-Solicitation. The Executive agrees that during the Employment Period and the two-year period commencing on the Date of Termination, he shall not, directly or indirectly, for his own benefit or on behalf of another or to the detriment of the Parent:

A. Solicit any employee of the Parent or Branch Banking Business to leave his/her employment with the Parent or the Branch Banking Business or participate in the hiring of, offer to hire or participate in the offer to hire, any such employee;

B. Persuade or attempt to persuade any employee of the Parent or Branch Banking Business to discontinue his/her business relationship with the Parent or the Branch Banking Business; or

C Solicit, divert or attempt to divert any customer or depositor of the Branch Banking Business.

The provisions of this Section 7(c)(i) shall apply in the locations set forth on Exhibit A hereto (the “Restricted Area”), as the same may be amended from time to time to reflect where the Parent is conducting the Branch Banking Business, and the Executive agrees to execute from time to time at the Parent’s request an amendment to Exhibit A to reflect where the Parent is conducting the Branch Banking Business.

The parties agree that each of the provisions in this Section 7(c)(i) is intended to constitute a separate provision. Accordingly, should any of the provisions of this Section 7(c)(i) be declared invalid, illegal or unenforceable for any reason, such provision shall be deemed severable from and shall not effect the remainder thereof and the remaining provisions of this Section 7(c)(i) shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

(ii) Non-Competition. The Executive agrees that during the Employment Period and the two-year period commencing on the Date of Termination, he shall not, directly or indirectly, for his own benefit or on behalf of another or to the detriment of the Parent, carry on or engage in any business which is competitive with the Branch Banking Business (which shall include for purposes of clarification any business that provides a service or product that is competitive with a product of the Non-Branch Banking Business offered through the Branch Banking Business during the Employment Period), in each case in the Restricted Area set forth on Exhibit A.

The parties agree that, if after the date hereof, Louisiana law permits a non-competition provision that imposes additional restrictions on the Executive’s ability to compete with the Branch Banking Business, or if the Executive relocates outside of Louisiana during the Employment Period and the laws of a different jurisdiction would apply to the Executive’s ability to compete with the Branch Banking Business and would permit the imposition of additional restrictions on the Executive’s ability to complete with the Branch Banking Business, the parties will amend this Agreement consistent therewith from time to time, one or more times.

The parties intend this Section 7(c)(ii) to be enforceable to the fullest extent permitted by applicable law as in effect from time to time (provided that the term of the non-compete will not be extended beyond what is provided for herein unless any such extension is expressly permitted under applicable law). The parties agree that each of the provisions in this Section 7(c)(ii) is intended to constitute a separate provision. Accordingly, should any of the provisions of this Section 7(c)(ii) be declared invalid, illegal or unenforceable for any reason, such provision shall be deemed severable from and shall not effect the remainder thereof and the remaining provisions of this Section 7(c)(ii) shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

The Executive acknowledges that he has engaged in the Branch Banking Business in the Restricted Area during the Employment Period and that the Parent has engaged in such business in the Restricted Area. The Executive acknowledges that the provisions of this Section 7(c)(ii) are reasonable in both time and geographic and functional scope and will not unduly restrict his ability to earn a living or provide economic support to him and his family, and that the provisions set forth in this Section 7(c)(ii) are necessary to protect the Parent’s interests in the Confidential Information.

(d) The Executive acknowledges that the Parent would be irreparably injured by a violation of this Section 7 and that it is impossible to measure in money the damages that will accrue to the Parent by reason of a failure by the Executive to perform any of his obligations under this Section 7. Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 7, to the extent permitted by applicable law, the Executive hereby waives the claim or defense that the Parent has an adequate remedy at law, and the Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available, the Parent shall be entitled to specific performance and other injunctive relief, without the requirement to post bond.

(e) As used in this Section 7, the term “Parent” shall include the Parent and its affiliated companies.

8. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Parent shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.

(b) This Agreement shall inure to the benefit of and be binding upon the Parent and its successors and assigns.

(c) The Parent will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Parent to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Parent would be required to perform it if no such succession had taken place. As used in this Agreement, “Parent” shall mean the Parent as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Parent.

If to the Parent:	Capital One Financial Corporation 1680 Capital One Drive

McLean, Virginia 22102

Attention: John G. Finneran, Jr.,

Executive Vice President and General Counsel

Facsimile: (703) 720-1094

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Parent may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Parent’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Parent may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(iv) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement, except as set forth in Section 4(c). Furthermore, the Executive acknowledges that, as of the Effective Date, he does not have reason to terminate his employment pursuant to Section 4(c) of this Agreement.

(f) This Agreement constitutes the final and complete agreement between the parties in relation to the subject matter hereof, and the Executive agrees and stipulates that no other representations have been made by the Parent to the Executive except those expressly set forth herein. The Executive and the Parent hereby expressly agree that this Agreement supercedes and replaces in their entirety any prior agreements between the Executive and the Parent or any affiliated company (or any prior employer to which the Parent or any affiliated company is a successor) regarding the subjects covered by this Agreement including, but not limited to, the Prior Agreements.

10. Certain Additional Payments by the Parent. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young or such other nationally recognized certified public accounting firm reasonably acceptable to the Executive as may be designated by the Parent (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Parent and the Executive within 30 business days of the Parent’s receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Parent. The Parent and the Executive shall each furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make its determination and calculations under this Section 10 and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of its determination and calculations under this Section 10. All fees and expenses of the Accounting Firm shall be borne solely by the Parent. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Parent to the Executive or directly to the Internal Revenue Service, in the sole discretion of the Parent, within five business days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm under this Section 10(b) shall be binding upon the Parent and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Parent should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Parent exhausts its remedies pursuant to Section 10(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Parent to or for the benefit of the Executive.

(c) The Executive shall notify the Parent in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Parent of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Parent of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Parent notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Parent any information reasonably requested by the Parent relating to such claim,

(ii) take such action in connection with contesting such claim as the Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Parent,

(iii) cooperate with the Parent in good faith in order effectively to contest such claim, and

(iv) permit the Parent to participate in any proceedings relating to such claim;

provided, however, that the Parent shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed on the Executive as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 10(c), the Parent shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a final and unappealable determination before any administrative tribunal, in a court of competent jurisdiction, in one or more appellate courts or otherwise, as the Parent shall determine; provided, however, that, if the Parent pays such claim and directs the Executive to sue for a refund, the Parent shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed on the Executive with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Parent’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a payment by the Parent of an amount on the Executive’s behalf pursuant to Section 10(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Parent’s complying with the requirements of Section 10(c)) promptly pay to the Parent the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Parent of an amount on the Executive’s behalf pursuant to Section 10(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Parent does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after receipt by the Parent of written notice of such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Parent has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

J. HERBERT BOYDSTUN

/s/ J. Herbert Boydstun

CAPITAL ONE FINANCIAL CORPORATION

By	/s/ Richard D. Fairbank
Name:	Richard D. Fairbank
Title:	Chairman and Chief Executive Officer

EXHIBIT A

RESTRICTED AREA

Louisiana Parishes

Allen Parish

Ascension Parish

Assumption Parish

Avoyelles Parish

Bossier Parish

Caddo Parish

Calcasieu Parish

Cameron Parish

Claiborne Parish

De Soto Parish

East Baton Rouge Parish

East Carroll Parish

Iberia Parish

Jefferson Parish

Jefferson Davis Parish

Lafayette Parish

Lafourche Parish

Livingston Parish

Madison Parish

Morehouse Parish

Orleans Parish

Ouachita Parish

Plaquemines Parish

Rapides Parish

St. Bernard Parish

St. Charles Parish

St. John the Baptist Parish

St. Mary Parish

St. Tammany Parish

Tangipahoa Parish

Terrebonne Parish

Louisiana Parishes (cont’d)

Vermilion Parish

Washington Parish

Webster Parish

West Carroll Parish

Texas Counties:

Anderson County

Angelina County

Austin County

Bowie County

Cameron County

Calhoun County

Camp County

Cass County

Cherokee County

Collin County

Colorado County

Dallas County

Denton County

Fayette County

Fort Bend County

Galveston County

Gregg County

Harris County

Harrison County

Hidalgo County

Jefferson County

Lamar County

Lee County

Matagorda County

Montgomery County

Nacogdoches County

Nueces County

Orange County

Smith County

Tarrant CountyTravis County

Victoria County

Washington County

Wharton County

Wood County

Mississippi Counties:

Hancock County